                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------

                                  SCHEDULE 13G

                                 (RULE 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (AMENDMENT NO. 1)(1)


                                  FAXSAV, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)



                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                   31210L 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)



         Check the following box if a fee is being paid with the statement / /. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                              (Page 1 of 13 Pages)

--------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 31210L 10 4                 13G                     Page 2 of 13 Pages
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              SIERRA VENTURES III, A CALIFORNIA LIMITED PARTNERSHIP ("SIERRA III") 94-3054838
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) X
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER                         -0-

        NUMBER OF            ---------------------------------------------------
         SHARES              6    SHARED VOTING POWER                   687,682
      BENEFICIALLY
        OWNED BY             ---------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER                    -0-
        REPORTING
       PERSON WITH           ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER              687,682

--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                    687,682
         REPORTING PERSON
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                       / /
         EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                  4.95%

--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31210L 10 4                 13G                     Page 3 of 13 Pages
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              SV ASSOCIATES III, L.P. ("SV ASSOCIATES III") 94-3056079
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) X
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER                     -0-

                             ---------------------------------------------------
                             6    SHARED VOTING POWER
                                     694,598 SHARES OF WHICH 687,682 SHARES ARE
                                     DIRECTLY OWNED BY SIERRA III AND 6,916
                                     SHARES ARE DIRECTLY OWNED BY SIERRA
                                     VENTURES III INTERNATIONAL, A DELAWARE
                                     LIMITED PARTNERSHIP ("SIERRA III
                                     INTERNATIONAL"). SV ASSOCIATES III IS THE
        NUMBER OF                    GENERAL PARTNER OF SIERRA III AND SIERRA
         SHARES                      III INTERNATIONAL.
      BENEFICIALLY           ---------------------------------------------------
        OWNED BY             7    SOLE DISPOSITIVE POWER                    -0-
          EACH
        REPORTING            ---------------------------------------------------
       PERSON WITH           8    SHARED DISPOSITIVE POWER
                                     694,598 SHARES OF WHICH 687,682 SHARES ARE
                                     DIRECTLY OWNED BY SIERRA III AND 6,916
                                     SHARES ARE DIRECTLY OWNED BY SIERRA
                                     VENTURES III INTERNATIONAL, A DELAWARE
                                     LIMITED PARTNERSHIP ("SIERRA III
                                     INTERNATIONAL"). SV ASSOCIATES III IS THE
                                     GENERAL PARTNER OF SIERRA III AND SIERRA
                                     III INTERNATIONAL.
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
         REPORTING PERSON                                               694,598
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                       / /
         EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   5.0%

--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31210L 10 4                 13G                    Page 4 of 13 Pages
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              SIERRA VENTURES V, A CALIFORNIA LIMITED PARTNERSHIP ("SIERRA V") 94-3222153
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) X
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER                         -0-

        NUMBER OF            ---------------------------------------------------
         SHARES              6    SHARED VOTING POWER                   338,162
      BENEFICIALLY
        OWNED BY             ---------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER                    -0-
        REPORTING
       PERSON WITH           ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER              338,162

--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                    338,162
         REPORTING PERSON
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                       / /
         EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.0%

--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 31210L 10 4                 13G                     Page 5 of 13 Pages
--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSONS
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

              SV ASSOCIATES V, L.P. ("SV ASSOCIATES V") 94-3222154
--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                            (a) / /   (b) X
--------------------------------------------------------------------------------
    3    SEC USE ONLY
--------------------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION

              CALIFORNIA LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
                             5    SOLE VOTING POWER                         -0-

                             ---------------------------------------------------
                             6    SHARED VOTING POWER
        NUMBER OF                    338,162 shares directly owned by Sierra V.
         SHARES                      SV Associates V is the general partner of
      BENEFICIALLY                   Sierra V.
        OWNED BY             ---------------------------------------------------
          EACH               7    SOLE DISPOSITIVE POWER                    -0-
        REPORTING
       PERSON WITH           ---------------------------------------------------
                             8    SHARED DISPOSITIVE POWER
                                     338,162 shares directly owned by Sierra V.
                                     SV Associates V is the general partner of
                                     Sierra V.
--------------------------------------------------------------------------------
    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH                    338,162
         REPORTING PERSON
--------------------------------------------------------------------------------
    10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                       / /
         EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
    11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                   2.0%

--------------------------------------------------------------------------------
    12   TYPE OF REPORTING PERSON*                                           PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              Page 6 of 13 Pages

ITEM 1(A)   NAME OF ISSUER:

            FaxSav, Inc.

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            399 Thornall Street

            Edison, NJ 08837

ITEM 2(A)   NAME OF PERSON FILING:

            This amended statement is being filed by SV Associates III, L.P., a California limited partnership ("SV Associates III") and SV Associates V, L.P., a California limited partnership ("SV Associates V"), each of whose principal business is 3000 Sand Hill Road, Building Four, Suite 210, Menlo Park, California 94025. SV Associates III is general partner to Sierra Ventures III, L.P., a California Limited Partnership ("Sierra III") and Sierra Ventures III International, a California Limited Partnership ("Sierra III International"). SV Associates V is general partner to Sierra Ventures V, L.P., a California Limited Partnership ("Sierra V").With respect to SV Associates III and SV Associates V, this amended statement relates only to their indirect, beneficial ownership of shares of Common Stock of FaxSav, Inc. (the "Shares"). The Shares are held directly by Sierra III, Sierra III International and Sierra V, respectively, and SV Associates III and SV Associates V do not directly or otherwise hold any Shares. Management of the Business affairs of SV Associates III and SV Associates V, including decisions respecting disposition and/or voting of the Shares, is by majority decision of the general partners of SV Associates III and SV Associates V listed on Exhibit B hereto. Each individual general partner disclaims beneficial ownership of the Shares.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICES OR, IF NONE, RESIDENCE:

            See Above.

ITEM 2(C)   CITIZENSHIP

            See Above

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock

ITEM 2(E)   CUSIP NUMBER:

            31210L 10 4

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

            Not applicable.

ITEM 4.     OWNERSHIP.

            Please see Rows 5-11 of cover pages.

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not applicable.

                                                              Page 7 of 13 Pages

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Under certain circumstances set forth in the limited partnership agreements of Sierra III, Sierra III International, Sierra V, SV Associates III and SV Associates V, the general and limited partners of such entities may have the right to receive dividends from, or the proceeds from the sale of shares of Common Stock of FaxSav, Inc. held by such entity. No such partner's rights relate to more than five percent of the class.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

            Not applicable.

ITEM 10.    CERTIFICATION.

            Not applicable.

                                                              Page 8 of 13 Pages

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.

Date:  February 11, 1999

          SV ASSOCIATES III, L.P.


      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner



          SIERRA VENTURES III, A
          CALIFORNIA LIMITED
          PARTNERSHIP
          By SV Associates III, L.P., its
          General Partner



      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner



          SV ASSOCIATES V, L.P.



      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner

                                                              Page 9 of 13 Pages

          SIERRA VENTURES V, A CALIFORNIA LIMITED
          PARTNERSHIP
          By SV Associates V, L.P., its
          General Partner

      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner

                                                             Page 10 of 13 Pages

                                  EXHIBIT INDEX

                                                                        Found on
                                                                      Sequentially
    Exhibit                                                           Numbered Page
    -------                                                           -------------
  Exhibit A:   Agreement of Joint Filing                                    11

  Exhibit B:   List of General Partners of SV Associates III, L.P.          13
               and SV Associates V, L.P.

                                                             Page 11 of 13 Pages

                                    EXHIBIT A
                                    ---------

                            Agreement of Joint Filing

         The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 11, 1999, containing the information required by Schedule 13G, for the Shares of the Common Stock of FaxSav, Inc. held by Sierra Ventures III, L.P., a California Limited Partnership, Sierra Ventures III International, a Delaware Limited Partnership, and Sierra Ventures V, L.P., a California Limited Partnership.

      February 11, 1999


          SV ASSOCIATES III, L.P.



      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner



          SIERRA VENTURES III, A CALIFORNIA LIMITED
          PARTNERSHIP
          By SV Associates III, L.P., its
          General Partner



      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner



          SV ASSOCIATES V, L.P.



      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner

                                                             Page 12 of 13 Pages

          SIERRA VENTURES V, A CALIFORNIA LIMITED
          PARTNERSHIP
          By SV Associates V, L.P., its
          General Partner



      By: /s/ Peter C. Wendell
          -----------------------------
          Peter C. Wendell
          General Partner

                                                             Page 13 of 13 Pages

                                    EXHIBIT B
                                    ---------

         GENERAL PARTNERS OF SV ASSOCIATES III AND SV ASSOCIATES V, L.P.


       Set forth below, with respect to each general partners of SV Associates III, L.P. and SV Associates V, L.P. is the following: (a) name;
(b) business address and (c) citizenship.

     1.   (a)  Peter C. Wendell

          (b)  c/o Sierra Ventures
               3000 Sand Hill Road
               Building Four, Suite 210
               Menlo Park, CA 94025

          (c)  United States Citizen



     2.   (a)  Jeffrey M. Drazan

          (b)  c/o Sierra Ventures
               3000 Sand Hill Road
               Building Four, Suite 210
               Menlo Park, CA 94025

          (c)  United States Citizen



     3.   (a)  Petri Vainio

          (b)  c/o Sierra Ventures
               3000 Sand Hill Road
               Building Four, Suite 210
               Menlo Park, CA 94025

          (c)  United States Citizen